Filed pursuant to Rule 433

Registration Statement File No. 333-124743

UNITED TECHNOLOGIES CORPORATION

$600,000,000 6.05% Notes due 2036

Final Term Sheet dated May 23, 2006

Issuer:	United Technologies Corporation
Size:	$600,000,000
Title:	6.05% Notes due 2036
Maturity:	June 1, 2036
Coupon:	6.05%
Price to Public:	99.273% of face amount
Yield to maturity:	6.103%
Spread to Benchmark Treasury:	0.87%
Benchmark Treasury:	5.375% February 15, 2031
Benchmark Treasury Spot and Yield:	101-30+; 5.233%
Proceeds (Before Expenses) to Issuer	$590,388,000 (98.398%)
Interest Payment Dates:	June 1 and December 1, commencing December 1, 2006
Redemption Provisions:
First call date and price:	Any time at the greater of 100% and the treasury rate plus 15 basis points.
Trade Date:	May 23, 2006
Settlement Date:	May 26, 2006 (T+3)
CUSIP:	913017 BK 4
Denominations	$1,000 x $1,000
Ratings:	A2/A/A+ (stable/stable/stable)
Underwriters:

J.P. Morgan Securities Inc.

Citigroup Global Markets Inc.

Banc of America Securities LLC

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

ABN AMRO Incorporated

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

Dresdner Kleinwort Wasserstein Securities LLC

Harris Nesbitt Corp.

Daiwa Securities America Inc.

Lazard Capital Markets LLC

Santander Investment Securities Inc.

SG Americas Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533. Banc of America Securities LLC’s toll-free number is 1-800-294-1322.

UNITED TECHNOLOGIES CORPORATION

$500,000,000 Floating Rate Notes due 2009

Final Term Sheet dated May 23, 2006

Issuer:	United Technologies Corporation
Size:	$500,000,000
Title:	Floating Rate Notes due 2009
Maturity:	June 1, 2009
Coupon:	3 Month LIBOR Telerate plus .07%
Price to Public:	100.00% of face amount
Proceeds (Before Expenses) to Issuer	$498,750,000 (99.75%)
Interest Payment and Reset Dates:	March 1, June 1, September 1 and December 1 commencing September 1, 2006
Day Count Convention	Actual/360
Redemption Provisions:
First call date and price:	June 1, 2007 at 100% plus interest accrued to the date of redemption
Trade Date:	May 23, 2006
Settlement Date:	May 26, 2006 (T+3)
Denominations	$1,000 x $1,000
CUSIP:	913017 BL 2
Ratings:	A2/A/A+ (stable/stable/stable)
Underwriters:

J.P. Morgan Securities Inc.

Banc of America Securities LLC

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

BNP Paribas Securities Corp.

BNY Capital Markets, Inc.

Deutsche Bank Securities Inc.

Dresdner Kleinwort Wasserstein Securities LLC

Mellon Financial Markets, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533. Banc of America Securities LLC’s toll-free number is 1-800-294-1322.